Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-149051 on Form S-4 of our report on the consolidated financial statements and consolidated financial statement schedule of Lorillard, Inc. and subsidiaries (a wholly-owned subsidiary of Loews Corporation) dated February 26, 2008 (April 16, 2008 as to paragraphs 9 and 14 of Note 1, and May 7, 2008, as to Note 12), (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the change in methods of accounting for income tax contingencies in 2007 and defined benefit pension and postretirement plans in 2006), appearing in the Information Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Information Statement/Prospectus.

Raleigh, North Carolina

May 7, 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 4 to Registration Statement No. 333-149051 on Form S-4 of our reports dated February 26, 2008, relating to the consolidated financial statements and financial statement schedules of Loews Corporation and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for defined benefit pension and other postretirement plans in 2006 as described in Note 1) and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Loews Corporation for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, NY

May 7, 2008